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                                                                  Exhibit 10e(2)

                                  February 2, 1994



Mr. Al R. Temple
920 Whispering Hills Drive
Naperville, IL  60540

Dear Al:

This letter confirms our verbal offer for the Vice President, Marketing at Centerior. The Board of Directors and I are delighted with this opportunity, confirming our belief that you can play an important, high impact role in moving our company forward.

The starting base salary is $170,000 per year plus a two-tier incentive compensation plan: participation in the existing company Executive Payroll (EPR) plan, a summary of which is attached; plus a personal cash incentive plan, up to 20% of base pay. The specific objectives for the personal cash incentive plan will be mutually established between you and I during the first month of your employment.

The total compensation package includes the flexible benefit plan and the standard relocation plan, outlined in material sent to you earlier. In addition to the standard supplemental benefits for EPR employees, this offer includes an additional week of vacation (four weeks total), company car with phone, a $10,000 cash relocation allowance, and tax gross-up for reimbursed relocation expenses.

A severance agreement, payable only for an involuntary separation for reasons other than non-performance, will be six months' base salary. This agreement is in effect through December, 1996.

This offer remains open until February 9, 1994. It is further contingent upon successful completion of a physical examination, drug screen and the completion of a background check.

Al, the Board and I are very much looking forward to your affirmative response and we hope to hear from you soon. We are confident that you and Barbara will enjoy your return to the Cleveland area. Upon acceptance, please sign and return a copy of this document.

                                  Very truly yours,


                                  ROBERT J. FARLING



Accepted by:  AL R. TEMPLE
Date:  2/8/94